Exhibit 99.1

CalciMedica Reports 2025 Financial Results and Provides Clinical Updates

Internal and external reviews of all available safety data from the Phase 2 KOURAGE trial in acute kidney injury (AKI) did not identify evidence of a drug-related toxicity with Auxora™

Design of pivotal program in acute pancreatitis (AP) expected in 1H 2026

JCI Insight publication of preclinical data demonstrates CM5480 as a potential differentiated therapy in pulmonary arterial hypertension (PAH); IND submission anticipated in 2027

LA JOLLA, Calif., March 3, 2026 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today reported financial results for the year ended December 31, 2025 and provided clinical and corporate updates.

“First and foremost, in acute kidney injury, we and our external advisors have reviewed the unblinded KOURAGE data and have found no evidence of a drug-related toxicity. We look forward to discussions with the FDA about potential future clinical studies in AKI. We are also advancing Auxora towards the pivotal program in acute pancreatitis following constructive FDA engagement and the peer-reviewed publication of our Phase 2b CARPO results. The Company plans to finalize the design for this program in the first half of this year,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Concurrently, we continue to advance our second CRAC channel inhibitor, CM5480, in pulmonary arterial hypertension, following the recent publication of preclinical data which demonstrate its potential in cardiopulmonary disease.”

Recent Program Highlights:

Acute Kidney Injury (AKI) with Acute Hypoxemic Respiratory Failure (AHRF) Program Update

•
Phase 2 KOURAGE trial safety review: In January 2026, CalciMedica announced the discontinuation of the Phase 2 KOURAGE trial evaluating Auxora in patients with Stage 2 or Stage 3 AKI with associated AHRF. The decision followed a recommendation from the trial’s Independent Data Monitoring Committee (IDMC) regarding a safety concern relating to a mortality imbalance that warranted reevaluation of the study design. The IDMC did not identify evidence of drug-related toxicity, and the Company’s comprehensive review, performed in conjunction with external experts, reached the same conclusion. Imbalances in the patients’ severity of disease at baseline may have contributed to the observed safety concern.

•
Next steps in AKI: The Company plans to discuss the KOURAGE data and potential future development in AKI with the FDA in the second quarter of 2026. The trial remains ongoing for patient follow-up.

Acute Pancreatitis (AP) Program Update

•
Positive FDA engagement on pivotal program in AP: CalciMedica continues constructive discussions with the U.S. Food and Drug Administration (FDA) regarding the pivotal program for Auxora in AP and expects to finalize the program design in the first half of 2026. This would represent the first U.S. pivotal program evaluating a therapeutic candidate for AP, an illness with approximately 300K hospitalizations annually in the U.S.
•
Phase 2b CARPO trial results published in eClinicalMedicine: In February 2026, a manuscript authored by CalciMedica and collaborators titled “Zegocractin for acute pancreatitis with systemic inflammatory response syndrome: a randomized, controlled, dose-ranging, phase 2b trial” was published in eClinicalMedicine, a journal in The Lancet Discovery Science suite. The publication details previously announced topline results from 214 patients enrolled in the Phase 2b CARPO trial of Auxora in AP with systemic inflammatory response syndrome (SIRS). In hyper-inflamed patients, Auxora demonstrated clinically meaningful, dose-dependent reductions in median time to solid food tolerance. Across the overall study population, Auxora demonstrated dose-dependent improvements in multiple clinically relevant endpoints, including reductions in organ failure, necrotizing pancreatitis, and time to medically indicated discharge. Notably, medium- and high-dose Auxora arms achieved a statistically significant 100% reduction in new-onset severe respiratory failure compared to placebo (p < 0.05), and the high-dose Auxora arm achieved a statistically significant stratified win ratio of 1.640 (p < 0.05), which represents a hierarchical composite of mortality, new-onset severe respiratory failure, new-onset necrotizing pancreatitis, and time to medically indicated discharge. Auxora was generally well tolerated, with a trend of decreasing treatment-emergent serious adverse event (TESAE) rates with increasing doses of drug. Additionally, there were no drug-related TESAEs or deaths in patients receiving the high dose of Auxora.

Pulmonary Arterial Hypertension (PAH) Program Update

•
Publication in JCI Insight highlighting CM5480 in a pulmonary arterial hypertension (PAH) model: In November 2025, a manuscript authored by CalciMedica and collaborators titled "Combination of Orai1 Inhibitor CM5480 with Specific Therapy Mitigates Pulmonary Hypertension and Its Cardiac Dysfunction" was published in JCI Insight. The publication describes preclinical data supporting CalciMedica's proprietary CRAC channel inhibitor candidate, CM5480, as a potential first-in-class, differentiated therapy for the treatment of PAH. In an animal model of PAH, CM5480 restored or improved multiple disease-affected pathways and functions—including heart contraction and cardiac output, gene expression profiles, DNA repair, and metabolism. Treatment with CM5480 also significantly reduced right ventricular dysfunction (RVD) both as a monotherapy and in combination with existing PAH therapies.

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Preclinical activities to advance CM5480 in PAH underway: Ongoing studies are being conducted to further characterize CM5480’s pharmacology, pharmacokinetics, and safety profile to support IND (investigational new drug)-enabling development in PAH. An IND submission is currently anticipated in 2027.

Financial Results for the Year Ended December 31, 2025:

Cash Position: Cash, cash equivalents, and short-term investments were $13.0 million as of December 31, 2025. The Company expects its cash position to be sufficient to fund its current operating plan into the fourth quarter of 2026.

R&D Expenses: Research and development expenses were $15.2 million for the year ended December 31, 2025, compared to $14.5 million for the year ended December 31, 2024. The increase of $0.7 million was primarily due to an increase in preclinical and clinical trial related activities offset by a decrease in chemistry, manufacturing, and control activities and personnel costs.

G&A Expenses: General and administrative expenses were $7.9 million for the year ended December 31, 2025, compared to $9.7 million for the year ended December 31, 2024. The decrease of $1.8 million was primarily due to a decrease in consultants and other costs and professional services offset by an increase in personnel costs driven by stock-based compensation.

Other Income (Expense): Other expenses were $6.4 million for the year ended December 31, 2025, compared to other income of $10.5 million for the year ended December 31, 2024. The increase of $16.9 million of expense was primarily due to the non-cash fair value adjustments to the Company’s financial instruments, an increase in interest expense associated with the Company’s promissory note, and a decrease in interest income offset by miscellaneous income.

Net Loss: Net loss was $29.6 million, or $1.97 per basic and diluted share, for the year ended December 31, 2025, compared to $13.7 million, or $1.22 per basic and diluted share, for the year ended December 31, 2024.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica's proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in serious and life-threatening conditions with high unmet need. CalciMedica's lead product candidate Auxora™ has demonstrated positive clinical results in multiple completed efficacy clinical trials. The Company has reported data from a Phase 2b trial (CARPO; NCT04681066) evaluating Auxora in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS), as well as from a Phase 2 trial (CARDEA; NCT04345614) in patients with severe COVID-19 pneumonia. The Company initiated a Phase 2 trial (KOURAGE; NCT06374797) evaluating Auxora in patients with acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF); in January 2026, the trial was discontinued following a recommendation from the Independent Data Monitoring Committee, and the Company plans to discuss potential future development in AKI with the FDA. In addition, CalciMedica is advancing CM5480 as a potential therapy for pulmonary arterial hypertension (PAH), supported by preclinical data demonstrating effects on pulmonary vascular remodeling and right ventricular function. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, CalciMedica’s expected cash runway; CalciMedica's planned and ongoing clinical trials and the timing, design, and the expected timing for updates; statements regarding the anticipated timing of filing an IND; statements regarding the safety and efficacy of its product candidates; statements regarding FDA’s positive engagement on a pivotal program for Auxora in AP and a final pivotal program design in the first half of 2026; statements regarding the analysis of the unblinded KOURAGE dataset, including timing of discussions with the FDA and whether such analysis will inform future trial parameters; and the potential of CalciMedica's proprietary technology to provide therapeutic benefits in PAH and other acute and chronic inflammatory and immunologic diseases such as AKI, AP, and AIPT. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica's financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" in CalciMedica's Annual Report on Form 10-K for the year ended December 31, 2025, being filed with the Securities and Exchange Commission (SEC) later today, and elsewhere in CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

CALCIMEDICA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(Audited)

	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$11,520	$7,935
Short-term investments	1,496	10,734
Prepaid clinical trial expenses	201	748
Other prepaid expenses and current assets	259	248
Assets held for sale	54	—
Total current assets	13,530	19,665
Property and equipment, net	50	119
Other assets	11	10
Total assets	$13,591	$19,794
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,161	$1,998
Accrued clinical trial costs	1,081	820
Accrued expenses	290	866
Current portion, promissory note	1,250	—
Total current liabilities	3,782	3,684
Long-term liabilities
Promissory note	8,450	—
Warrant liability	8,000	1,700
Total liabilities	20,232	5,384
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2025 and December 31, 2024, respectively; no shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized at December 31, 2025 and December 31, 2024, respectively; 15,437,410 and 13,481,917, issued and outstanding at December 31, 2025 and December 31, 2024, respectively	4	4
Additional paid-in capital	182,681	174,166
Accumulated deficit	(189,326)	(159,764)
Accumulated other comprehensive income	—	4
Total stockholders’ equity (deficit)	(6,641)	14,410
Total liabilities and stockholders’ equity (deficit)	$13,591	$19,794

CALCIMEDICA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Audited)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$15,234	$14,478
General and administrative	7,887	9,726
Total operating expenses	23,121	24,204
Loss from operations	(23,121)	(24,204)
Other income (expense):
Change in fair value of financial instruments	(6,000)	9,490
Interest expense	(1,422)	—
Interest income	713	1,014
Other income	268	—
Total other income (expense)	(6,441)	10,504
Net loss	$(29,562)	$(13,700)
Net loss per share - basic and diluted	$(1.97)	$(1.22)
Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	15,011,321	11,245,915